Exhibit 99.1
AMETEK Announces Record First Quarter 2026 Results and Raises Full Year Guidance
Berwyn, Pa., April 30, 2026 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2026.
AMETEK’s first quarter 2026 sales were $1.93 billion, an 11% increase over the first quarter of 2025. On a GAAP basis, first quarter earnings were a record $1.74 per diluted share. Adjusted earnings in the quarter were $1.97 per diluted share, up 13% from the first quarter of 2025. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization and integration costs of $0.23 per diluted share.
GAAP operating income was $514.9 million. Adjusted operating income increased 14% to $516.6 million and operating margins were 26.8% in the quarter, up 50 basis points from the prior year. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.
“AMETEK had an excellent start to the year. Strong organic sales growth, contributions from recent acquisitions, and outstanding operating performance led to double-digit earnings growth, record EBITDA and robust core margin expansion of 160 basis points,” stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Additionally, end market demand remains strong and broad based, with record orders up 23% in the quarter resulting in a record backlog.”
Electronic Instruments Group (EIG)
EIG sales in the first quarter were $1.26 billion, an increase of 11% over the same period in 2025. On a GAAP basis, EIG’s first quarter operating income was $373.9 million. On an adjusted basis, EIG operating income was up 6% to $375.6 million.
"EIG delivered strong results in the first quarter with outstanding, broad-based orders growth,” commented Mr. Zapico. “Sales were also strong with double-digit growth driven by a combination of solid organic sales growth and contributions from recent acquisitions, and EIG’s disciplined operating performance drove core margins up 40 basis points to 31.4%.”
Electromechanical Group (EMG)
EMG sales in the first quarter were a record $663.9 million, up 13% from the first quarter of 2025. EMG’s first quarter operating income increased 33% to a record $170.8 million, and operating income margins were 25.7% in the quarter, up 380 basis points versus the prior year.

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“EMG performed exceptionally well in the first quarter. Continued robust and broad-based organic sales growth resulted in outstanding profit growth and sizeable margin expansion," noted Mr. Zapico.
Second Quarter and Full Year 2026 Outlook
"I am pleased with AMETEK’s results in the first quarter. Our businesses are performing very well and delivering exceptional results. AMETEK remains well positioned given our record backlog, momentum across attractive markets, and the proven strength and durability of the AMETEK Growth Model. Additionally, our balance sheet and strong cash flows provide us with meaningful capital to deploy on strategic acquisitions,” stated Mr. Zapico.
“For 2026, we now expect overall sales to be up high single digits compared to 2025. Adjusted earnings per diluted share are now expected to be in the range of $7.94 to $8.14, up 7% to 10% over the comparable basis for 2025. This is an increase from our prior guidance range of $7.87 to $8.07 per diluted share,” he added.
“For the second quarter of 2026, overall sales are expected to be up high single digits compared to the second quarter of 2025. Adjusted earnings in the quarter are anticipated to be in the range of $1.96 to $2.00 per share, up 10% to 12% compared to the second quarter of 2025,” concluded Mr. Zapico.
Conference Call
AMETEK will webcast its first quarter 2026 investor conference call on Thursday, April 30, 2026, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.
Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.
Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ materially from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions, tariffs, trade disputes and currency conditions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic

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conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

Kevin Coleman Vice President
Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales	$1,928,437	$1,731,971

Cost of sales	1,210,878	1,106,971
Selling, general and administrative	202,623	170,171
Total operating expenses	1,413,501	1,277,142
Operating income	514,936	454,829
Interest expense	(20,909)	(18,993)
Other (expense) income, net	(1,047)	(1,614)
Income before income taxes	492,980	434,222
Provision for income taxes	93,623	82,464
Net income	$399,357	$351,758

Diluted earnings per share	$1.74	$1.52
Basic earnings per share	$1.74	$1.52

Weighted average common shares outstanding:
Diluted shares	229,835	231,542
Basic shares	228,903	230,668

Dividends per share	$0.34	$0.31

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales:
Electronic Instruments	$1,264,536	$1,143,673
Electromechanical	663,901	588,298
Consolidated net sales	$1,928,437	$1,731,971

Operating income:
Segment operating income:
Electronic Instruments	$373,938	$354,050
Electromechanical	170,766	128,718
Total segment operating income	544,704	482,768
Corporate administrative expenses	(29,768)	(27,939)
Consolidated operating income	$514,936	$454,829

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$481,250	$457,951
Receivables, net	1,153,951	1,119,257
Inventories, net	1,143,418	1,106,405
Other current assets	358,889	336,229
Total current assets	3,137,508	3,019,842

Property, plant and equipment, net	840,388	855,215
Right of use assets, net	263,167	273,142
Goodwill	7,266,351	7,170,770
Other intangibles, investments and other assets	4,802,121	4,748,574
Total assets	$16,309,535	$16,067,543

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$1,114,946	$1,208,975
Accounts payable and accruals	1,641,190	1,633,777
Total current liabilities	2,756,136	2,842,752

Long-term debt, net	1,062,603	1,074,334
Deferred income taxes and other long-term liabilities	1,571,499	1,521,671
Stockholders' equity	10,919,297	10,628,786
Total liabilities and stockholders' equity	$16,309,535	$16,067,543

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
EIG Segment operating income (GAAP)	$373,938	$354,050
Acquisition-related costs(1)	1,615	—
Adjusted EIG Segment operating income (Non-GAAP)	$375,553	$354,050

Operating income (GAAP)	$514,936	$454,829
Acquisition-related costs(1)	1,615	—
Adjusted Operating income (Non-GAAP)	$516,551	$454,829

Diluted earnings per share (GAAP)	$1.74	$1.52
Acquisition-related costs(1)	0.01	—
Income tax benefit on acquisition-related costs(1)	—	—
Pretax amortization of acquisition-related intangible assets	0.30	0.30
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)
Rounding	(0.01)	—
Adjusted Diluted earnings per share (Non-GAAP)	$1.97	$1.75

			Change
EIG Segment operating margin (GAAP)	29.6%	31.0%
Acquisition-related costs(1)	0.1%	—%
Dilutive impact of acquisitions and foreign exchange(2)	1.7%	—%
Adjusted EIG Segment operating margin (Non-GAAP)	31.4%	31.0%	0.4%

Operating income margin (GAAP)	26.7%	26.3%
Acquisition-related costs(1)	0.1%	—%
Dilutive impact of acquisitions and foreign exchange(2)	1.1%	—%
Adjusted Operating income margin (Non-GAAP)	27.9%	26.3%	1.6%
______________________
(1) - Acquisition-related costs are comprised of integration costs recorded in Cost of Sales.
(2) - Operating income margins adjusted for dilutive impact from acquisitions completed in the last twelve months and the foreign exchange impact.
Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The non-GAAP financial measures referenced in this press release include adjusted operating income, adjusted operating margin, and adjusted earnings per share. These measures are adjusted to exclude items that management does not consider indicative of AMETEK’s ongoing operational performance, such as after-tax acquisition-related intangible amortization and one-time acquisition-related costs (including transaction related costs, purchase accounting adjustments, and integration related costs).
In providing forward-looking guidance for quarterly and full-year GAAP and non-GAAP measures, the Company has not included adjustments, such as acquisition-related costs, whose timing and/or magnitude are contingent on future events.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	June 30, 2026		December 31,2026
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.73	$1.77	$7.03	$7.23
Pretax amortization of acquisition-related intangible assets	0.30	0.30	1.21	1.21
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)	(0.30)	(0.30)

Adjusted Diluted earnings per share (Non-GAAP)	$1.96	$2.00	$7.94	$8.14

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The non-GAAP financial measures referenced in this press release include adjusted operating income, adjusted operating margin, and adjusted earnings per share. These measures are adjusted to exclude items that management does not consider indicative of AMETEK’s ongoing operational performance, such as after-tax acquisition-related intangible amortization and one-time acquisition-related costs (including transaction related costs, purchase accounting adjustments, and integration related costs).
In providing forward-looking guidance for quarterly and full-year GAAP and non-GAAP measures, the Company has not included adjustments, such as acquisition-related costs, whose timing and/or magnitude are contingent on future events.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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